EXHIBIT 10(iii)(g)

This AIRCRAFT TIME SHARE LEASE AGREEMENT (the “Agreement”) is made and entered into as of August 29, 2023 (the “Effective Date”) between Exxon Mobil Corporation, a New Jersey corporation, (hereinafter referred to as the “Time Share Lessor”) and Darren W. Woods (hereinafter referred to as the “Time Share Lessee”). Time Share Lessor and Time Share Lessee will be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Time Share Lessor has the right of possession of the Aircraft, equipped with engines and components, as described in Exhibit A, attached and made a part of this Agreement, (the “Aircraft”).
B.Time Share Lessor employs a fully qualified flight crew to operate the Aircraft.
C.To provide for the safety and security of Time Share Lessee in his capacity as Time Share Lessor’s Chairman and Chief Executive Officer and to maximize Time Share Lessee’s ability to carry out the responsibilities of his position, Time Share Lessor has determined it is appropriate for Time Share Lessor to enter into this Agreement to make the Aircraft available to Time Share Lessee under the terms and conditions set forth in this Agreement.
D.Time Share Lessor therefore desires to lease to Time Share Lessee, and Time Share Lessee desires to lease from the Time Share Lessor the Aircraft with flight crew on a non-exclusive time-sharing basis, in accordance with and as defined in sections 91.501 (b)(6) and (c)(1) of the Federal Aviation Administration Regulations (“FARs”).
E.This Agreement sets forth the understanding of the Parties as to the terms under which Time Share Lessor may provide Lessee with the use, on a periodic basis, of the Aircraft operated by Time Share Lessor.
F.The use of the Aircraft under this Agreement will at all times be pursuant to and in full compliance with the requirements of sections 91.501(b)(6), 91.501(c)(1), and 91.501(d) of the FARs and Time Share Lessee agrees to use the Aircraft under such terms and conditions set forth herein for the carriage of Time Share Lessee and his guests pursuant to a time sharing agreement as defined in §91.501(c)(1) of the FARs.
The parties hereby agree as follows:
SECTION ONE
Time Share of Aircraft

1.1    In consideration of the amounts to be charged as set forth below, Time Share Lessee agrees to lease the Aircraft with a fully qualified flight crew from Time Share Lessor from time to time after the Effective Date for the term described in Section Two below at such times as the Time Share Lessor does not require the use of the Aircraft. The express intent of the parties hereto is that this Agreement shall constitute a “Time Sharing Agreement” as such term is defined in §91.501(c)(1) of the FARs. The Aircraft shall be operated hereunder pursuant to the terms of §91.501(b)(6) of the FARs under which the Time Share Lessor will lease the Aircraft and provide the flight crew to Time Share Lessee for the carriage of Time Share Lessee and his guests. If any provision of this Agreement is determined to be inconsistent with any applicable requirements of the FARs, such provision shall be deemed amended in any respect necessary to bring it into compliance with such requirements.
1.2    Nothing contained herein shall obligate Time Share Lessee to any minimum usage of the Aircraft, it being understood that Time Share Lessee’s usage shall be on an “as-needed” and “as-available” basis. Further, Time Share Lessee acknowledges that each Aircraft is leased to the Time Share Lessee hereunder on a non-exclusive basis, and that all Aircraft will be subject to use by the Time Share Lessor.
1.3    Time Share Lessee shall make all requests for use of the Aircraft pursuant to this Agreement to the Time Share Lessor. Time Share Lessor shall advise Time Share Lessee of the identity of the person or department representative responsible for receiving such requests. Time Share Lessor shall be responsible for scheduling the use by Time Share Lessee of the Aircraft.
1.4    Time Share Lessee represents, warrants, and covenants to Time Share Lessor that:
(a)    Time Share Lessee shall use the Aircraft for his personal use and shall not use the Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire, and shall not accept any reimbursement from a passenger or otherwise for charges for air transportation of passengers or cargo under this Agreement;
(b)    During the term of this Agreement, Time Share Lessee shall abide by and conform to all such laws, governmental, and airport orders, rules, and regulations that are in effect from time to time relating in any way to the operation and use of the Aircraft by the Time Share Lessee.
1.5    Time Share Lessee shall provide Time Share Lessor with notice of his desire to use the Aircraft and proposed flight schedules as far in advance of any given flight as possible, and in any case, in advance of Time Share Lessee’s planned departure. Requests for flight time will be in a form, whether written or oral, mutually convenient to and agreed upon by the Parties. In addition to the proposed schedules and flight times Time Share Lessee shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Time Share Lessor or Time Share Lessor’s flight crew:
(a)    Proposed departure point;
(b)    Destination;
(c)    Date and time of flight;
(d)    The number and identity of anticipated passengers and relationship to the Time Share Lessee;
(e)    The date and time of return flight, if any;
(f)    For international trips, passport information and Customs-required information for all passengers; and

(g)    Any other information concerning the proposed flight that may be pertinent or required by Time Share Lessor or Time Share Lessor’s flight crew, including whether Time Share Lessee· requests any food and beverages, passenger ground transportation, or access to airline lounges.
1.6    Time Share Lessor shall notify Time Share Lessee as to whether the requested use of the Aircraft can be accommodated and, if not, the Parties shall discuss alternatives.
1.7    The Time Share Lessor’s use of the Aircraft will take precedence over Time Share Lessee’s use.
1.8    Any maintenance and inspection of the Aircraft takes precedence over scheduling of the Aircraft. However, the Time Share Lessor may, but is not obligated to, permit Time Share Lessee to use the Aircraft if such maintenance or inspection can be safely deferred in accordance with applicable laws and regulations and the Pilot in Command agrees the flight can be conducted safely.
1.9    Time Share Lessor has and will maintain sole and exclusive authority over the scheduling of Time Share Lessee’s use of the Aircraft.
1.10    Individual aircraft may be added and become subject to this Agreement, and/or may be removed from the applicability of this Agreement, from time to time by the Time Share Lessor by (a) replacing Exhibit A with an updated list of Aircraft that are subject to this Agreement, (b) mailing a copy of said updated list of Aircraft to the Technical Section of the FAA Civil Aircraft Registry at the address provided on the cover of this Agreement, and (c) providing a copy of said updated list of Aircraft to the Time Share Lessee.
1.11    Without limiting the generality of paragraph 1.10, in the event the Time Share Lessor from time to time sells any individual Aircraft listed on Exhibit A, such Aircraft shall, upon the transfer of title to such Aircraft, be deemed immediately removed from the applicability of this Agreement regardless of whether such Aircraft is specifically removed from Exhibit A.
1.12    Anytime a new Aircraft is added to Exhibit A and becomes subject to this Agreement, at least 48 hours prior to the first flight of such newly added Aircraft to be conducted under this Agreement, Time Share Lessor shall provide Time Share Lessee with a complete Flight Standards District Office (FSDO) Notice, substantially in the form attached hereto as Exhibit B with respect to such Aircraft for signature, and shall deliver the completed FSDO Notice by email or hand delivery to the FAA FSDO located nearest to the departure airport of said first flight of such Aircraft. Alternatively, Time Share Lessor shall notify the appropriate FSDO by telephone of the same information and shall mail the FSDO Notice to the appropriate FSDO within two business days thereafter.
1.13    Time Share Lessor shall not be liable to Time Share Lessee or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason.

SECTION TWO
Term

2.1    This Agreement shall remain in full force and effect from the Effective Date until terminated. Either party may at any time terminate this Agreement for any reason whatsoever upon thirty (30) days written notice to the other party as provided in Section 14 of this Agreement; provided that this Agreement may be terminated on such shorter notice with respect to the Aircraft as may be required to comply with applicable laws, regulations, insurance requirements, or if Time Share Lessor sells or transfers the Aircraft.
SECTION THREE
Payments

3.1    Time Share Lessor shall be responsible for all costs and expenses of owning, operating, and maintaining the Aircraft. Time Share Lessee shall compensate Time Share Lessor for the use of the Aircraft in amounts agreed upon from time to time between the parties, provided, however, in no event shall any amounts be charged by Time Share Lessor or paid by Time Share Lessee hereunder that are not specifically authorized by §91.501(d) of the FARs, nor shall the aggregate charges for any flight exceed the amounts specifically authorized by §91.501(d) of the FARs.
3.2    All such payments and other sums payable hereunder shall be absolute and unconditional and are not subject to any abatement, setoff, or counterclaim.
SECTION FOUR
Time Share Lessor

4.1    Time Share Lessor shall furnish fully qualified and properly certified pilots for the Aircraft. Such pilots are responsible for operating the Aircraft within FAA regulations and Time Share Lessor’s policies (including without limitation insurance policies) at all times during which a flight is made by or on behalf of Time Share Lessee under this Agreement. In any event, the flight crew shall be and remain under the exclusive command and control of the Time Share Lessor in all phases of all flights conducted hereunder.
4.2    Time Share Lessor shall have possession, command, dominion, and control of the Aircraft. Time Share Lessor shall have complete and exclusive responsibility for (i) scheduling, dispatching, conducting, and terminating any flight of the Aircraft on behalf of Time Share Lessee, (ii) the physical and technical operation of the Aircraft, and (iii) the safe performance of all flights. The Parties expressly agree that Time Share Lessor shall have and maintain operational control of the Aircraft for all purposes (including flights) of the FARs.
4.3    Notwithstanding the foregoing, the Pilot-in-Command of each flight shall have the final authority with respect to matters concerning the preparation of the Aircraft for flight and for the flight itself, including: (i) the load carried and its distribution; (ii) the initiation or termination of any flight, (iii) selection of the routing of any flight, (iv) landing determinations, and; (v) all decisions relating to the operations of and/or the safety of any flight. Time Share Lessee specifically agrees that the flight crew has final and complete authority to delay or cancel any flight for any reason or condition which, in the sole judgment of the Pilot in Command, could compromise the safety of the flight, and to take any other action which, in the sole judgement of the Pilot in Command, is necessitated by considerations of safety. No such action of the Pilot in Command shall create or support any liability to Time Share Lessee or any person for loss, injury, damages, or delay.
4.4    For purposes of this Agreement the permanent base of operation of the Aircraft will be as set forth in Exhibit A.
SECTION FIVE
Insurance
5.1    Time Share Lessor shall maintain or cause to be maintained in full force and effect and at Time Share Lessor’s own expense, passenger liability, public liability, third party property damage, baggage and cargo insurance in such form, for such amounts, and for such other coverages, and with such insurers as shall be acceptable to Time Share Lessor, insuring Time Share Lessor and Time Share Lessee as their interests may appear against claims for death of or injury to persons, or loss of or damage to third party property in connection with the possession, use, or operation of the Aircraft pursuant to this Agreement.
SECTION SIX
Risk of Loss
6.1    Time Share Lessor shall be liable for any loss or damage to the Aircraft during the term of this Agreement.
SECTION SEVEN
Restrictions on Use
7.1    Use of the Aircraft by Time Share Lessee shall be for Time Share Lessee’s own account and shall be subject to the use limitations set forth in §91.501(b)(6) of the FARs. Time Share Lessee is hereby expressly prohibited from using the Aircraft for the transportation of passengers or cargo for compensation or hire.
7.2    Time Share Lessee and Time Share Lessor shall only use the Aircraft in accordance with the terms and provisions of each insurance policy providing coverage. Time Share Lessee’s flights pursuant to this Agreement may only be in accordance with (including the geographical limits, set forth in) the insurance policy or policies obtained by Time Share Lessor. Furthermore, neither Time Share Lessor nor Time Share Lessee shall use the Aircraft in violation of the FARs or any foreign, Federal, state, territorial or municipal law or regulation.
SECTION EIGHT
Inspection by Time Share Lessor
8.1    Time Share Lessor shall, at its own expense, at all times during the term of this Agreement, inspect the Aircraft or cause the Aircraft to be inspected so as to keep the Aircraft currently certified as airworthy and in good and safe operating order, repair, and condition in accordance with the Federal Aviation Administration (“FAA”), Department of Transportation and any other governmental authority, domestic or foreign, having jurisdiction therefor.

SECTION NINE
Maintenance and Repair
9.1    Time Share Lessee shall have no right to alter, modify, or make additions or improvements to the Aircraft. Time Share Lessor shall, at its own expense, at all times during the term of this Agreement, maintain and inspect the Aircraft or cause the Aircraft to be maintained and keep the Aircraft currently certified as airworthy and in good and safe operating order, repair, and condition in accordance with the FAA, Department of Transportation, and any other governmental authority, domestic or foreign, having jurisdiction therefor. Time Share Lessor shall maintain the Aircraft or cause the Aircraft to be maintained in accordance with all FAA issued airworthiness directives, the manufacturer’s operating, inspection, and maintenance manuals, and all FARs, as they are applicable to the Aircraft.
9.2    Time Share Lessee hereby acknowledges that maintenance, repair, and inspection schedules may make the Aircraft unavailable for use hereunder from time to time. Such maintenance, repair and inspection schedules shall have priority over Time Share Lessee’s scheduling requests.
SECTION TEN
Title
10.1    With respect to the Aircraft, registration of, and title to, such Aircraft shall be in the name of the Time Share Lessor or its lessor, as the case may be, and Time Share Lessor shall have a valid leasehold interest therein. The Aircraft, at all times during the term of this Agreement, or any extension, shall bear United States registration markings. All responsibilities and obligations in regard to the operation of this Aircraft as above owned, registered and marked shall remain obligations of the Time Share Lessor or its lessor, as the case may be.
SECTION ELEVEN
Payment of Taxes
11.1    Time Share Lessee is responsible for and shall pay (or shall reimburse Time Share Lessor for) any U.S. Federal Excise Tax or other applicable tax which may be levied or assessed on Time Share Lessee with respect to a payment or use hereunder upon notice and request by Time Share Lessor (although any such taxes shall be imposed only to the extent that the payment relates to taxable air transportation provided to the Time Share Lessee). Time Share Lessor is responsible for and shall pay all taxes, assessments and charges imposed by any Federal, state, municipal or other public authority upon or relating to the ownership of the Aircraft during the term of this Agreement.
SECTION TWELVE
Assignment
12.1    Time Share Lessee shall not assign this Agreement or any interest in the Aircraft, or sublet the Aircraft, without the prior written consent of Time Share Lessor. Notwithstanding the foregoing, Time Share Lessee may, without further consent of Time Share Lessor, make the Aircraft available to his guests pursuant and subject to §91.501(b)(6) of the FARs; subject to the foregoing, this Agreement inures to the benefit of, and is binding on, the heirs, legal representatives, successors and assigns of the Parties.

SECTION THIRTEEN
Accident and Claim
13.1    Time Share Lessee shall cooperate to the extent possible with Time Share Lessor in the event of an accident or incident involving the Aircraft while leased to the Time Share Lessee. Time Share Lessee shall advise Time Share Lessor of any correspondence, papers, notices, and documents whatsoever received by Time Share Lessee in connection with any claim or demand involving or relating to the Aircraft or its operation and shall aid in any investigation instituted by Time Share Lessor and in the recovery of damages from third persons liable therefor.
SECTION FOURTEEN
Notices and Communications
14.1    All notices under this Agreement (except for notices made purely for flight scheduling, which are governed by the provisions of Section 1.5 of this Agreement) shall be in writing and delivered by hand, sent by overnight delivery service or first class United States mail, certified, postage prepaid, return receipt requested, to the business addresses of the Parties set forth below at Exxon Mobil Corporation’s principal executive office, or such other address as a Party may specify to the other Party by further notice pursuant to this Section 14.1: 22777 Springwoods Village Parkway, Spring, Texas 77389.
SECTION FIFTEEN
Liens
15.1    Time Share Lessee shall not assign, sell, transfer or encumber the Aircraft, any engine, or any part thereof. Time Share Lessee shall not directly or indirectly create, incur, assume, or suffer to exist any lien on or with respect to the Aircraft, and shall promptly take such action as may be necessary to discharge any lien created by, through or under Time Share Lessee if the same shall arise at any time.
SECTION SIXTEEN
Miscellaneous
16.1    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflict of law provisions.
16.2    This Agreement constitutes the entire agreement of the Parties hereto regarding the subject matter hereof. This Agreement shall not be modified or amended except by a further written document signed by both Parties. No provision hereof may be waived except by an agreement in writing signed by the waiving Party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.
16.3    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION SEVENTEEN
Truth-in-Leasing
17.1    TIME SHARE LESSOR CERTIFIES THAT THE AIRCRAFT DESCRIBED ON EXHIBIT A HAVE BEEN INSPECTED AND MAINTAINED UNDER 14 C.F.R. PART 91 FOR THE TWELVE MONTHS PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE REQUIREMENTS OF SUCH PART 91 OF THE FAA REGULATIONS.
17.2    THE TIME SHARE LESSOR CERTIFIES THAT DURING THE TERM OF THIS TIME-SHARE LEASE AGREEMENT AND FOR ALL OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT SHALL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE REQUIREMENTS OF PART 91 OF THE FAA REGULATIONS.
17.3    TIME SHARE LESSOR CERTIFIES THAT THE AIRCRAFT PRESENTLY COMPLIES WITH THE APPLICABLE MAINTENANCE AND INSPECTION REQUIREMENTS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS.
17.4    TIME SHARE LESSOR, EXXON MOBIL CORPORATION, WHOSE ADDRESS IS 22777 SPRINGSWOOD VILLAGE PARKWAY, SPRING, TEXAS 77389, AND WHOSE AUTHORIZED SIGNATURE APPEARS BELOW MUST HAVE AND SHALL RETAIN OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL OPERATIONS CONDUCTED PURSUANT TO THIS TIME SHARE LEASE AGREEMENT. EACH PARTY TO THIS TIME SHARE LEASE AGREEMENT CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES SET FORTH IN THIS TIME SHARE LEASE AGREEMENT FOR COMPLIANCE WITH APPLICABLE FAA REGULATIONS.
17.5    TIME SHARE LESSOR CERTIFIES THAT IT AS THE OPERATOR WILL CAUSE THE AIRCRAFT TO BE MAINTAINED AND INSPECTED UNDER 14 CFR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS TIME-SHARE LEASE AGREEMENT DURING THE DURATION OF THIS TIMESHARE LEASE AGREEMENT.
17.6    TIME SHARE LESSOR, EXXON MOBIL CORPORATION, IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR EACH FLIGHT OPERATED PURSUANT TO THIS AGREEMENT DURING THE TERM HEREOF. BOTH PARTIES FURTHER CERTIFY THAT THEY UNDERSTAND THEIR RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
17.7    THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE OR AIR CARRIER DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties have executed this Aircraft Time Share Lease Agreement effective as of the date first above written.

By: Time Share Lessor	By: Time Share Lessee
By: /s/ John D. Buchanan	By: /s/ Darren W. Woods
Name: John D. Buchanan	Name: Darren W. Woods
Title: Assistant General Counsel Date and time of execution: 8/29/23 8:00AM	Date and time of execution: 8/29/23 8:00AM

EXHIBIT A
DESCRIPTION OF AIRCRAFT

Aircraft: Gulfstream G280
Manufacturer’s Serial Number: [redacted]
U.S. Registration Number: [redacted]
Home Airport/ Permanent Base of Operation: IAH, Houston, Texas

Aircraft: Gulfstream G550
Manufacturer’s Serial Number: [redacted]
U.S. Registration Number: [redacted]
Home Airport/Permanent Base of Operation: IAH, Houston, Texas

Aircraft: Gulfstream G650ER
Manufacturer’s Serial Number: [redacted]
U.S. Registration Number: [redacted]
Home Airport/Permanent Base of Operation: IAH, Houston, Texas

EXHIBIT B
To
Aircraft Time Share Lease Agreement
Dated as of _______
By and between Exxon Mobil Corporation (“Time Share Lessor”)
And
Darren W. Woods (“Time Share Lessee”)
FSDO Notification Letter

Date: _________________
Via: [Telephonically] [Hand Delivery] or [Email]
Fax: __________________

Federal Aviation Administration
______________________
______________________
[Address]

Re: FAR Section 91.23 FSDO Notification of First Flight under Time Share Lease Agreement between Exxon Mobil Corporation and Darren W. Woods dated _______ of ____[model]____ Aircraft bearing US registration number N_______ and serial number____.
Dear ___________:
Pursuant to the requirements of Federal Aviation Regulation Section 91.23(c)(3) please accept this letter as notification that the undersigned will acquire and take delivery of a leasehold interest in the above referenced aircraft on the ___ day of _______, 20___, and the first flight of the aircraft under the Time Share Lease Agreement will depart from _____________ Airport on the ______ day of ________, 20__, at approximately _______ (am/pm) local time.

Sincerely,

________________________________
Darren W. Woods, Time Share Lessee